UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2005

NGP CAPITAL RESOURCES COMPANY

(Exact name of Registrant as specified in its charter)

Maryland	814-00672	20-1371499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 2975 Houston, Texas		77010
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (713) 752-0062

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))_

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2005, NGP Capital Resources Company (the “Company”) entered into an indemnification agreement with each of Kenneth A. Hersh, David R. Albin, C. Kent Conine, Edward W. Blessing and James R. Latimer, III, as members of the board of directors of the Company and with John H. Homier, President and Chief Executive Officer, Richard A. Bernardy, Secretary, Treasurer and Chief Financial Officer, and Stephen K. Gardner, Director of Finance.

Each indemnification agreement is identical. In general, each indemnification agreement provides that the Company will indemnify each indemnitee against all expenses, damages, judgments, fines, liabilities, losses, penalties, excise taxes and amounts paid in settlement incurred by the indemnitee in connection with a proceeding (as that term is defined in the agreement), whether brought by or in the name of the Company or otherwise, by reason of the indemnitee’s status or service as a director or executive officer of the Company, to advance the indemnitee’s expenses incurred in connection with any such proceeding and to cover the indemnitee under any director and officers liability insurance policy the Company chooses to maintain. The indemnification agreement is intended to provide indemnification rights to the fullest extent not prohibited by applicable indemnification rights statutes in the State of Maryland, and shall be in addition to any other rights the indemnitee may have under the Company’s Certificate of Incorporation, Bylaws and applicable law.

The foregoing description of the indemnification agreement is a general description only and is qualified in its entirety by reference to the Form of Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

c.	Exhibits

10.1	Form of Indemnification Agreement between the Company and each member of the Board of Directors and each executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NGP CAPITAL RESOURCES COMPANY

By:	/s/ Richard A. Bernardy
Richard A. Bernardy
Secretary, Treasurer and Chief Financial Officer

Date: April 5, 2005

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Indemnification Agreement between the Company and each member of the Board of Directors and each executive officer of the Company.